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                                                                     Exhibit 8.1


                                 March 25, 1998



RFS Hotel Investors, Inc.
850 Ridge Lake Boulevard, Suite 220
Memphis, Tennessee  38120

J.C. Bradford & Co., L.L.C.
330 Commerce Street
Nashville, Tennessee  37201


Ladies and Gentlemen:

     We have acted as counsel to RFS Hotel Investors, Inc., a Tennessee corporation (the "Company"), in connection with (i) the preparation of a Registration Statement on Form S-3 filed with the Securities and Exchange Commission ("SEC") on July 23, 1996 (the "Registration Statement"), (ii) the offering and sale (the "Offering") of 547,946 shares of common stock, par value $.01 per share, of the Company (the "Common Stock") pursuant to a prospectus dated July 30, 1996 (the "Prospectus") and a related prospectus supplement dated March 25, 1998 (the "Prospectus Supplement") related to the Registration Statement, and (iii) the Company's contribution of the net proceeds of the Offering to RFS Partnership, L.P., a Tennessee limited partnership (the "Operating Partnership"), in exchange for an additional general partnership interest in the Operating Partnership. You have requested our opinion regarding certain U.S. federal income tax matters in connection with the Offering.

     The Company, though the Operating Partnership and RFS Financing Partnership, L.P., a Tennessee limited partnership (the "Subsidiary Partnership"), owns 60 hotels and associated personal property (the "Hotels"). The Company leases all but one of those Hotels to wholly-owned subsidiaries of Promus Hotel Corporation (the




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RFS Hotel Investors, Inc.
J.C. Bradford & Co., L.L.C.
March 25, 1998
Page 2




"Lessees") pursuant to substantially similar operating leases (the "Leases"). The Lessees operate all but four of the Hotels directly. The remaining four Hotels are operated by independent hotel managers pursuant to substantially similar management agreements with the Lessees (the "Management Agreements").

     In connection with the opinions rendered below, we have examined the following:

     1. the Company's Second Restated Charter, as filed with the Secretary of State of the State of Tennessee on January 31, 1995, as amended on June 27, 1996;

     2. the Company's Bylaws;

     3. the Fourth Amended and Restated Agreement of Limited Partnership of the Operating Partnership, dated as of January 3, 1997 (the "Operating Partnership Agreement"), among the Company, as general partner, and several limited partners;

     4. the Limited Partnership Agreement of the Subsidiary Partnership, dated October 4, 1996 (the "Subsidiary Partnership Agreement"), between RFS Financing Corporation, as general partner, and the Operating Partnership, as limited partner;

     5. the Charter of Ridge Lake General Partner, Inc. ("Ridge Lake GP"), a corporation 100% of whose nonvoting stock is owned by the Company and 100% of whose voting stock is owned by Robert Solmson, as filed with the Secretary of State of Tennessee on September 24, 1997;

     6. the Limited Partnership Agreement of Ridge Lake, L.P., dated September 22, 1997, between Ridge Lake GP, as general partner, and the Operating Partnership, as limited partner;

     7. the Prospectus and the Prospectus Supplement;

     8. the Leases;

     9. the Management Agreements; and

    10. such other documents as we have deemed necessary or appropriate for purposes of this opinion.

     In connection with the opinions rendered below, we have assumed generally that:



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RFS Hotel Investors, Inc.
J.C. Bradford & Co., L.L.C.
March 25, 1998
Page 3


     1. each of the documents referred to above has been duly authorized, executed, and delivered; is authentic, if an original, or is accurate, if a copy; and has not been amended;

     2. during its taxable year ending December 31, 1998 and subsequent taxable years, the Company has operated and will continue to operate in such a manner that makes and will continue to make the representations contained in a certificate, dated the date hereof (the "Officer's Certificate"), and executed by a duly appointed officer of the Company, true for such years;

     3. the Company will not make any amendments to its organizational documents, the Operating Partnership Agreement, or the Subsidiary Partnership Agreement after the date of this opinion that would affect its qualification as a real estate investment trust (a "REIT") for any taxable year;

     4. each partner of the Operating Partnership and the Subsidiary Partnership (each, a "Partner") that is a corporation or other entity has a valid legal existence;

     5. each Partner has full power, authority, and legal right to enter into and to perform the terms of the Operating Partnership Agreement and the Subsidiary Partnership Agreement and the transactions contemplated thereby; and

     6. no action will be taken by the Company, the Operating Partnership, the Subsidiary Partnership, or the Partners after the date hereof that would have the effect of altering the facts upon which the opinions set forth below are based.

     In connection with the opinions rendered below, we also have relied upon the correctness of the representations contained in the Officer's Certificate.

     Based on the factual matters in the documents and assumptions set forth above and the representations set forth in the Officer's Certificate, and without further investigation as to such factual matters, we are of the opinion that:


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RFS Hotel Investors, Inc.
J.C. Bradford & Co., L.L.C.
March 25, 1998
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          (a) the Company qualified to be taxed as a REIT pursuant to sections
          856 through 860 of the Internal Revenue Code of 1986, as amended (the "Code"), for its taxable years ended December 31, 1993 through December 31, 1997, and the Company's organization and current and proposed method of operation will enable it to continue to qualify as a REIT for its taxable year ended December 31, 1998, and in the future;

          (b) the descriptions of the law and the legal conclusions contained in the Prospectus Supplement under the caption "Federal Income Tax Considerations" are correct in all material respects, and the discussions thereunder fairly summarize the federal income tax considerations that are likely to be material to a holder of the Common Stock; and

          (c) each of the Operating Partnership and the Subsidiary Partnership will be treated for federal income tax purposes as a partnership and not as a corporation or an association taxable as a corporation or as a publicly traded partnership.

     We have performed no due diligence and have made no efforts to verify the accuracy and genuineness of the documents and assumptions set forth above, and the representations set forth in the Officer's Certificate. We will not review on a continuing basis the Company's compliance with such documents, assumptions or representations. Accordingly, no assurance can be given that the actual results of the Company's operations for its 1998 and subsequent taxable years will satisfy the requirements for qualification and taxation as a REIT.

     The foregoing opinions are based on current provisions of the Code and the Treasury regulations thereunder, published administrative interpretations thereof, and published court decisions. The Internal Revenue Service has not issued regulations or administrative interpretations with respect to various provisions of the Code relating to REIT qualification. No assurance can be given that the law will not change in a way that will prevent the Company from qualifying as a REIT.

     We hereby consent to the filing of this opinion as an exhibit to the Company's Form 8-K, filed on March 26, 1998. We also consent to the references to




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RFS Hotel Investors, Inc.
J.C. Bradford & Co., L.L.C.
March 25, 1998
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Hunton & Williams under the caption "Federal Income Tax Considerations" in the Prospectus Supplement. In giving this consent, we do not admit that we are in the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder by the SEC.

     The foregoing opinions are limited to the U.S. federal income tax matters addressed herein, and no other opinions are rendered with respect to other federal tax or other matters or to any issues arising under the tax laws of any other country, or any state or locality. We undertake no obligation to update the opinions expressed herein after the date of this letter. This opinion letter is solely for the information and use of the addressees, and it may not be distributed, relied upon for any purpose by any other person, quoted in whole or in part or otherwise reproduced in any document, or filed with any governmental agency without our express written consent.


                                       Very truly yours,


                                       /s/ Hunton & Williams